Exhibit 2.2

Execution Version

ASSET ACQUISITION AGREEMENT

DATED AS OF MARCH 12, 2014

by and among

INLAND AMERICAN REAL ESTATE TRUST, INC.,

INLAND AMERICAN HOLDCO MANAGEMENT LLC,

INLAND AMERICAN RETAIL MANAGEMENT LLC,

INLAND AMERICAN OFFICE MANAGEMENT LLC,

INLAND AMERICAN INDUSTRIAL MANAGEMENT LLC,

and

EAGLE I FINANCIAL CORP.

(solely with respect to Section 11.17)

i

ARTICLE V

EMPLOYEE MATTERS

Section 5.1	Employees and Offers of Employment	22
Section 5.2	Benefit Plans	22
Section 5.3	No Third Party Beneficiaries	23

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS OF THE TRANSFERORS

Section 6.1	Covenants of the Transferors	24

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1	Press Releases and Public Statements	25
Section 7.2	Confidentiality	26
Section 7.3	Status of Property Management Agreements	27
Section 7.4	Tax Matters	27
Section 7.5	Pre- and Post-Closing Covenants Regarding Access and Information	28
Section 7.6	Waiver of Rights Under Employment Agreements and Other Contracts	29
Section 7.7	Expenses	29
Section 7.8	Updates to the Transferors Disclosure Schedules	30
Section 7.9	Maintenance of Existence	30
Section 7.10	Non-Solicitation; Non-Hire	30

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1	Conditions to Each Party’s Obligations	30
Section 8.2	Conditions to Obligations of American	30
Section 8.3	Conditions to Obligations of the Transferors	31

ARTICLE IX

TERMINATION; EFFECT OF TERMINATION

Section 9.1	Termination	31
Section 9.2	Effect of Termination	32

EXHIBITS
Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Certificates of Non-Foreign Status

SCHEDULES
Schedule 1.1-1	Property Management Employees
Schedule 1.1-2	Knowledge Persons of the Transferors
Schedule 1.1-3	Knowledge Persons of American
Schedule 2.1(b)(1)	Assumed PTO
Schedule 2.1(b)(2)	Assumed Employment Agreements

DISCLOSURE SCHEDULES

American Disclosure Schedules

Transferors Disclosure Schedules

ASSET ACQUISITION AGREEMENT

This ASSET ACQUISITION AGREEMENT, dated as of March 12, 2014 (this “Agreement”), is entered into by and among Inland American Real Estate Trust, Inc., a Maryland corporation (“American”), Inland American Holdco Management LLC, a Delaware limited liability company (“Holdco”), Inland American Retail Management LLC, Inland American Office Management LLC and Inland American Industrial Management LLC, each a Delaware limited liability company and wholly owned Subsidiary (as defined herein) of Holdco (collectively, the “Property Managers,” and together with Holdco, the “Transferors” and each a “Transferor”), and, solely with respect to Section 11.17, Eagle I Financial Corp., a Nevada corporation (the “Guarantor”). Terms used herein are defined in Article I.

RECITALS

WHEREAS, American is in the business of acquiring, owning, operating and developing a portfolio of commercial real estate, including, but not limited to, retail, lodging and student housing properties in the United States;

WHEREAS, the property management functions of American’s real estate properties (excluding certain property management functions relating to American’s lodging and student housing business segments) are conducted by the Transferors;

WHEREAS, concurrent with entry into this Agreement, American, the Transferors, Inland American Business Manager & Advisor, Inc., Inland American Lodging Advisor, Inc. and the Guarantor (solely with respect to that certain section specified therein) are entering into that certain Master Modification Agreement, dated as of the date hereof (the “Master Modification Agreement”), and certain related agreements, and the transactions contemplated thereby, pursuant to which American would begin to manage its day to day business operations and perform certain services previously performed on its behalf by the Transferors;

WHEREAS, American and the Property Managers are party to those certain amended and restated master management agreements, each dated as of the date hereof, and the individual property management agreements entered into thereunder between American’s Subsidiaries and the Property Managers party thereto, pursuant to which the Property Managers perform certain property management functions on behalf of American (collectively, the “Property Management Agreements,” and the services provided thereunder and by Holdco for American and its Subsidiaries, the “Property Management Business”);

WHEREAS, at the Closing (as defined herein), the Transferors desire to convey, transfer, assign and deliver all of the Transferors’ rights, title and interests in, to and under the Acquired Assets (as defined herein) and American desires to acquire, receive and accept the Acquired Assets;

WHEREAS, at the Closing, in connection with the acquisition of the Acquired Assets, American desires to assume the Assumed Liabilities (as defined herein);

WHEREAS, at the Closing, American desires to offer employment to the Property Management Employees (as defined herein), upon the terms and subject to the conditions of this Agreement;

WHEREAS, each of the parties hereto (the “Parties”) desires to enter into the Ancillary Agreements (as defined herein) to which it is a party, concurrent with the execution of this Agreement (this Agreement and the Ancillary Agreements collectively, the “Remaining Self-Management Agreements,” and the transactions contemplated by the Remaining Self-Management Agreements, collectively the “Remaining Self-Management Transactions”);

WHEREAS, the board of directors of American established a special committee (the “Special Committee”) consisting solely of Independent Directors (as defined in American’s charter) to, among other things, study, review, evaluate and negotiate the terms and provisions of the Remaining Self-Management Agreements and the Remaining Self-Management Transactions, and the Special Committee has determined that the foregoing are fair to and in the best interests of American and its stockholders and has recommended to the board of directors of American the approval of the foregoing;

WHEREAS, the board of directors of American, including each of the Independent Directors, has determined that this Agreement, the Remaining Self-Management Agreements and the Remaining Self-Management Transactions are fair to and in the best interests of American and its stockholders and has unanimously approved the foregoing;

WHEREAS, Holdco, in its capacity as the sole member of each of the Property Managers, has executed a written consent to approve the Remaining Self-Management Agreements and consummate the Remaining Self-Management Transactions and such consent will be delivered to American simultaneously with the execution of this Agreement;

WHEREAS, Inland North American Property Management Corp., Inland North American Retail Management Corp. and Inland North American Office Management Corp. (collectively, the “Property Management Parents”), in their capacity as the members of Holdco, have executed written consents to transfer all or substantially all of Holdco’s assets as set forth in the Remaining Self-Management Agreements and consummate the Remaining Self-Management Transactions; and

WHEREAS, the Guarantor desires to guarantee certain of the obligations of the Transferors hereunder.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Acquired Assets” has the meaning set forth in Section 2.1(a).

“Actual Property Managers Fees and Expenses Amount” has the meaning set forth in Section 2.3(b).

“Affiliates” shall mean, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by Contract or otherwise; provided, that American and its Subsidiaries shall not be considered Affiliates of any Transferor.

“Agreement” has the meaning set forth in the Preamble.

“American” has the meaning set forth in the Preamble.

“American Benefit Plans” has the meaning set forth in Section 5.2(a).

“American Disclosure Schedules” has the meaning set forth in Article III.

“American Fundamental Representations” has the meaning set forth in Section 10.1(b).

“American Indemnified Parties” has the meaning set forth in Section 10.2(b).

“Ancillary Agreements” shall mean the Bill of Sale, Assignment and Assumption Agreement and any other agreement, instrument or document executed and delivered under this Agreement upon the Closing.

“Approved Contracts” shall mean the Contracts of the Transferors that American designates in writing as Approved Contracts prior to the Closing.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.4(b)(ii).

“Assumed Employment Agreements” has the meaning set forth in Section 2.1(b).

“Assumed Liabilities” has the meaning set forth in Section 2.1(b).

“Assumed PTO” has the meaning set forth in Section 2.1(b).

“Basket” has the meaning set forth in Section 10.4(a).

“Bill of Sale” has the meaning set forth in Section 2.4(b)(i).

“Business Day” has the meaning set forth in Section 11.1.

“Cap” has the meaning set forth in Section 10.4(c).

“Certificates of Non-Foreign Status” has the meaning set forth in Section 2.4(c)(iii).

“Claim” shall mean any threatened, pending or completed claim, action, suit, litigation, arbitration, alternative dispute resolution mechanism, investigation, hearing or any other proceeding, whether civil, criminal, administrative, regulatory, investigative or other, or any inquiry or investigation that might lead to the institution of any such claim, action, suit, litigation or other proceeding, whether civil, criminal, administrative, regulatory, investigative or other.

“Claim Notice” has the meaning set forth in Section 10.2(d)(i).

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.4(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall mean any trade secrets, data, know-how, accounting data, statistical data, financial data or projections, forecasts, business practices or policies, research projects, reports, development and marketing plans, strategic plans or other business strategies, pricing and any other information that is competitively sensitive or otherwise of value to a Party, whether oral, written or otherwise, that is not generally known or available to the public, furnished by a Party (the “Providing Party”) or any of the Providing Party’s Affiliates, directors, officers, employees, agents, attorneys, accountants, financial advisors, consultants or representatives (collectively, “Representatives”) to another Party (the “Receiving Party”) or any of the Receiving Party’s Representatives, whether furnished on, before, or after the date hereof, and all reports, analyses, compilations, studies and other material prepared by the Receiving Party or any of its Representatives (in whatever form maintained, whether documentary, computer storage or otherwise) containing, reflecting or based upon, in whole or in part, any such information. The term “Confidential Information” shall not include any (i) information that becomes generally available to the public other than as a result of a disclosure by the Receiving Party, (ii) information that becomes available to the Receiving Party on a non-confidential basis from a source other than the Providing Party, provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to the Providing Party or (iii) information that is independently developed by the Receiving Party without use of or reference to information from the Providing Party.

“Contract” shall mean any oral or written loan agreement, mortgage, indenture, deed of trust, lease, sublease, contract, covenant, plan, or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license.

“Covered Claim” shall mean any Claim by stockholders of American relating to or arising out of the negotiation and execution of the Remaining Self-Management Agreements and the completion of the Remaining Self-Management Transactions; provided, however, that Covered Claims shall not include (i) any Claim that arises out of or resulted from the negligence, misconduct or fraud of any Transferors Indemnified Party or an alleged violation of federal or state securities Laws, (ii) any Claim based on the failure of American to have completed a transaction comparable to the Remaining Self-Management Transactions prior to the Closing Date and (iii) any Claim that has been filed with a court of competent jurisdiction as of the date hereof or that portion of any Claim brought after the date hereof, to the extent that such portion is based on the same set of facts or circumstances as such Claim.

“Damages” shall mean any and all costs, losses, damages, Liabilities, obligations, lawsuits, deficiencies, Claims, demands, penalties, assessments, fines, return of any consideration, Judgments, arbitration awards, indemnification payments, reasonable costs and expenses, of any nature whatsoever, including reasonable attorney fees and expenses, retainers, court costs, transcript costs, fees of experts, witness fees, travel charges, postage, delivery service fees and all other reasonable costs, disbursements, expenses and obligations of the types customarily paid or incurred in connection with prosecuting, investigating, defending, being a witness in or participating in (including on appeal), or preparing to prosecute, defend, be a witness in or participate in any Claim, reasonable costs and reasonable expenditures required or incurred to comply with any Judgment, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing. All Damages shall be calculated on an after-Tax basis, with reduction and other adjustment for any Tax benefits and insurance proceeds received by the Indemnified Party arising out of or in connection with such Damages. For the avoidance of doubt, Damages shall not include any consequential damages, in the nature of lost profits, diminution in value, damage to reputation or the like, special or punitive or otherwise not actual Damages.

“Defense Notice” has the meaning set forth in Section 10.2(d)(ii)(1).

“Disclosure Schedule Change” has the meaning set forth in Section 7.8.

“D&O Tail Policy” has the meaning set forth in Section 10.7.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Business Manager, Property Managers or any of their respective Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 10.3.

“Estimated Property Managers Fees and Expenses Amount” has the meaning set forth in Section 2.3(a).

“Excluded Assets” has the meaning set forth in Section 2.1(c).

“Existing Transferors Benefit Plans” has the meaning set forth in Section 4.13(a).

“Expense Amount” has the meaning set forth in Section 10.3.

“Final Allocation” has the meaning set forth in Section 2.5.

“Final Property Managers Closing Payment” has the meaning set forth in Section 2.3(b).

“GAAP” shall mean United States generally accepted accounting principles in effect on the date hereof, consistently applied.

“Governmental Authority” shall mean any United States or other international, national, state or local government, any political subdivision thereof or any other governmental, judicial, public or statutory instrumentality, authority, body, agency, department, bureau, commission or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any arbitrator with authority to bind a party at law.

“Guarantor” has the meaning set forth in the Preamble.

“Holdco” has the meaning set forth in the Preamble.

“Indemnified Party” has the meaning set forth in Section 10.2(d)(i).

“Indemnifying Party” has the meaning set forth in Section 10.2(d)(i).

“Indemnity Claim” has the meaning set forth in Section 10.1(d).

“Independent Accountants” has the meaning set forth in Section 2.5.

“Intellectual Property” shall mean any or all of the following, in each case, in any jurisdiction in the world: (i) patents and patent applications (including reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part), inventions (whether or not patentable and whether or not reduced to practice), invention or patent disclosures and inventor’s certificates; (ii) trade secrets, proprietary information and know-how, including methods, processes, designs, drawings, technical data and customer lists; (iii) original works of authorship (whether copyrightable or not), copyrights, copyright registrations and copyright applications; (iv) industrial designs and all registrations and applications thereof; (v) trademarks, service marks, certification marks, trade names, corporate names, domain names, uniform resource identifiers or locators (commonly known as URLs), logos, trade dress or other indicia of source or origin, including unregistered and common Law rights in the foregoing, and all registrations of and applications to register the foregoing, in each case in any jurisdiction throughout the world; (vi) Software; (vii) moral and economic rights of authors and inventors, however denominated; and (viii) all other intellectual property or industrial property rights.

“IRS” shall mean the United States Internal Revenue Service.

“Judgments” shall mean any judgments, injunctions, orders, decrees, writs, rulings, stipulations, consents, settlements, or awards of any court or other judicial authority or any other Governmental Authority.

“Knowledge” shall mean with respect to the Transferors the actual knowledge of the individuals listed on Schedule 1.1-2 and (ii) with respect to American the actual knowledge of the individuals listed on Schedule 1.1-3.

“Laws” shall mean all laws, statutes, by-laws, ordinances, rules, regulations, common law or Judgments of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.5(a).

“Liabilities” shall mean any liability, indebtedness, guaranty, assurance, commitment, claim, loss, damage, deficiency, assessment, obligation or responsibility, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute, known or unknown, contingent or unmatured, liquidated or unliquidated, asserted or unasserted, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto.

“Master Modification Agreement” has the meaning set forth in the Recitals.

“Material Adverse Effect” shall mean, with respect to any Transferor, any fact, occurrence, condition, circumstance, change, effect or development, individually or in the aggregate with all other facts, occurrences, conditions, circumstances, changes, effects and developments, that is or could reasonably be expected to be materially adverse to (i) the business, assets, financial conditions or results of operations of such Transferor or (ii) the ability of such Transferor to perform its obligations under this Agreement or any Remaining Self-Management Agreement to which it is a party, other than, in each case, to the extent any fact, occurrence, condition, circumstance, change, effect or development that results from or arises out of (i) American’s sale, disposition, transfer, whether by deed-in-lieu, foreclosure or otherwise, of any properties that it directly or indirectly owns, (ii) general economic conditions, to the extent such conditions do not affect the Transferors in a materially disproportionate manner relative to other property management companies or other participants in the businesses and industries in which the Property Manager operates or (iii) any actions required to be taken by the Transferors in connection with the Master Modification Agreement or this Agreement.

“Material Contracts” has the meaning set forth in Section 4.11(a).

“Nonqualifying Income” shall mean any amount that is treated as gross income for purposes of Section 856 of the Code and which is not “Qualifying Income.” For the purposes of this definition, “Qualifying Income” shall mean gross income that is described in Section 856(c)(2) or 856(c)(3) of the Code.

“Notice” has the meaning set forth in Section 11.1.

“Parties” or “Party” has the meaning set forth in the Recitals.

“Periodic Taxes” has the meaning set forth in Section 7.4(b)(ii).

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing Tax Period” shall mean any taxable period (or portion thereof) commencing on the day after the Closing Date, including such portion of any Straddle Period commencing on the day after the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period (or portion thereof) ending on or prior to the Closing Date, including such portion of any Straddle Period up to and including the Closing Date.

“Property Management Agreements” has the meaning set forth in the Recitals.

“Property Management Business” has the meaning set forth in the Recitals.

“Property Management Parents” has the meaning set forth in the Recitals.

“Property Managers” has the meaning set forth in the Preamble.

“Property Managers Fees and Expenses Amount” has the meaning set forth in Section 2.3(a).

“Property Management Employees” shall mean the employees of the Transferors set forth on Schedule 1.1-1, which may be amended by American at any time prior to the Closing.

“Proposed Allocation” has the meaning set forth in Section 2.5.

“Providing Party” has the meaning set forth in the definition of Confidential Information.

“Real Property Leases” has the meaning set forth in Section 4.5(a).

“Receiving Party” has the meaning set forth in the definition of Confidential Information.

“REIT” shall mean a real estate investment trust as defined by Section 856 et seq. of the Code.

“REIT Requirements” shall mean the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.

“Release Document” has the meaning set forth in Section 10.3.

“Remaining Self-Management Agreements” has the meaning set forth in the Recitals.

“Remaining Self-Management Transactions” has the meaning set forth in the Recitals.

“Representatives” has the meaning set forth in the definition of Confidential Information.

“Retained Liabilities” has the meaning set forth in Section 2.1(d).

“Savings Plan” has the meaning set forth in Section 5.2(d).

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 1060 Forms” has the meaning set forth in Section 2.5.

“Software” shall mean all software of any type (including programs, applications, middleware, interfaces, utilities, tools, drivers, firmware, microcode, scripts, batch files, JCL files, instruction sets and macros) and in any form (including source code, object code and executable code), databases, associated data and related documentation, and all rights therein.

“Special Committee” has the meaning set forth in the Recitals.

“Straddle Period” shall mean any taxable period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiaries” of any Person shall mean any corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization of which such Person owns, directly or indirectly, more than 50% of the stock or other equity interests, the holder of which is generally entitled to vote for the election of the board of directors, managers or other governing body of the entity or organization which such Person so owns. For the avoidance of doubt, American and its Subsidiaries shall not be considered Subsidiaries of the Transferors.

“Tax Returns” shall mean any report, return (including information return), election, document, estimated tax filing, declaration or other filing required to be supplied to any taxing or other Governmental Authority with respect to Taxes, including any amendments thereto.

“Tax” and “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including income, profits, franchise, gross receipts, customs, duty, excise, property, sales, withholding, social security, occupation, use, service, service and use, license, payroll, employment, FICA, FUTA, franchise, transfer, ad valorem, personal property, real property, stamp and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments and (ii) any Liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a successor to another Person, by Contract, or otherwise.

“Third Party Claim” has the meaning set forth in Section 10.2(d)(i).

“Transfer Taxes” has the meaning set forth in Section 7.4(b)(v).

“Transferors” and “Transferor” have the meanings set forth in the Preamble.

“Transferors Disclosure Schedules” has the meaning set forth in Article IV.

“Transferors Fundamental Representations” has the meaning set forth in Section 10.1(c).

“Transferors Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Transferors IP” has the meaning set forth in Section 4.10(a).

“Transferred Employees” and “Transferred Employee” have the meanings set forth in Section 5.1(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state or local Law requiring notice to employees in the event of a closing or layoff.

ARTICLE II

ACQUISITION OF ASSETS; CLOSING

Section 2.1 Acquisition of Assets.

(a) Acquired Assets. At the Closing, the Transferors shall convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, to American (or its designee), and American shall acquire, receive and accept from the Transferors, all of the Transferors’ rights, title and interests in, to and under the Approved Contracts and all other assets, properties and rights of every nature, kind and description, whether tangible or intangible, personal or mixed, wherever located and whether now existing or hereafter acquired prior to the Closing, related to, used in, or held for use in, or useful or necessary for, the operation of the Property Management Business, free and clear of all Liabilities, liens and encumbrances, but excluding the Excluded Assets and for the avoidance of doubt excluding any Contract that is not an Approved Contract (collectively, the “Acquired Assets”).

(b) Assumed Liabilities. At the Closing, American (or its designee) shall assume and agree to pay, perform, fulfill and discharge, and shall pay, perform, fulfill and discharge, as they become due, (i) all floating holiday, sick time and vacation time that is accrued and unused by the Property Management Employees as of the Closing as set forth on Schedule 2.1(b)(1) (“Assumed PTO”), to the extent any such Property Management Employees become Transferred Employees; (ii) Liabilities under the employment agreements identified on Schedule 2.1(b)(2) (“Assumed Employment Agreements”), to the extent any such employee party thereto becomes a Transferred Employee and then only to the extent arising out of periods occurring after the Closing Date and (iii) the Approved Contracts, to the extent arising out of periods occurring after the Closing Date (collectively, the “Assumed Liabilities”). No later than December 15, 2014, the Transferors shall update Schedule 2.1(b)(1) to reflect the then-current balances of Assumed PTO.

(c) Excluded Assets. The following assets and properties are not included in the Acquired Assets and American shall have no rights, title or interests in the following under this Agreement: (i) any equity interests in the Property Managers or any other Person; (ii) any and all Existing Transferors Benefit Plans; (iii) the Transferors’ cash and cash equivalents, pre-paid rent and accounts receivable, except to the extent such cash and cash equivalents and accounts receivable are owed to American pursuant to the Property Management Agreements; (iv) the certificates of formation, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualification, taxpayer and other identification numbers, seals, minute books, stockholder and stock transfer records and all other similar company records of the Transferors; (v) any and all real property or Contracts for the lease of real property of the Transferors (unless any such Contract is an Approved Contract); and (vi) any and all Contracts of the Transferors other than the Approved Contracts (collectively, the “Excluded Assets”).

(d) Retained Liabilities. Except for the Assumed Liabilities, American shall not assume and shall not be liable or responsible for any Liabilities of the Transferors of any kind whatsoever, including: (i) Liabilities relating to any current or former employees of the Transferors (excluding any Liabilities related to the Specified Property Managers Employees that become Transferred Employees under the Master Modification Agreement and then only to the extent arising out of periods occurring after the Closing of the Master Modification Agreement (solely for the purposes of this parenthetical, each capitalized term used in this parenthetical shall have the meaning set forth in the Master Modification Agreement)), who are separated from employment prior to the Closing Date, including, but not limited to, Liabilities related to any obligation by American or its Subsidiaries to remedy any event or condition occurring or existing in connection with, or arising out of, the Property Management Business as operated prior to the Closing Date; (ii) Liabilities relating to the Property Management Employees to the extent relating to or arising out of periods occurring on or prior to the Closing Date, including any severance or other payments or benefits paid or payable to any such Property Management Employee; (iii) Liabilities relating to events or conditions occurring or existing in connection with, or arising out of, the Property Management Business as operated prior to the Closing Date, or the ownership, use, operation or sale prior to the Closing Date of any Acquired Assets; (iv) Liabilities for Taxes of the Transferors or any of their respective Affiliates whenever and however arising, including Taxes arising from or relating to the Remaining Self-Management Transactions; (v) any Liabilities in respect of any “defined benefit pension plan” (as defined in Section 3(35) of ERISA), any plan subject to Section 412 of the Code or Section 302 of Title IV of ERISA, any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or any post-employment life or health coverage maintained or contributed to by the Transferors or any of their respective ERISA Affiliates; (vi) Liabilities under any Existing Transferors Benefit Plans; and (vii) any Liability relating to, or arising out of, the ownership or operation of any of the Excluded Assets (collectively, the “Retained Liabilities”).

Section 2.2 Consideration. Each Party acknowledges and agrees that the premises and the representations, warranties, covenants and agreements of the Parties contained in this Agreement constitute sufficient and adequate consideration for the obligations hereunder.

Section 2.3 Fees and Expenses.

(a) At the Closing, American shall pay the Property Managers in cash by wire transfer of immediately available funds an amount equal to the estimate of the Property Managers Fees and Expenses Amount, jointly calculated and estimated by American and the Property Managers, at least two Business Days prior to the Closing, in good faith consistent with past practice (the “Estimated Property Managers Fees and Expenses Amount”). The “Property Managers Fees and Expenses Amount” means all fees, expenses, reimbursements and other amounts payable by American to the Property Managers pursuant to the Property Management Agreements, less any amounts owed to American under the Property Management Agreements, as of the Closing.

(b) Within 90 days following the Closing, the Property Managers and American shall jointly in good faith determine the actual Property Managers Fees and Expenses Amount (the “Actual Property Managers Fees and Expenses Amount”). If the value of the Actual Property Managers Fees and Expenses Amount (i) exceeds the Estimated Property Managers Fees and Expenses Amount, then American shall promptly remit payment in cash by wire transfer of immediately available funds to the Property Managers in the amount of such excess, or (ii) is less than the Estimated Property Managers Fees and Expenses Amount, then the Property Managers shall promptly remit payment in cash by wire transfer of immediately available funds to American in the amount of such deficiency (as applicable, the “Final Property Managers Closing Payment”). The Final Property Managers Closing Payment shall be the final, conclusive and binding settlement of any fees and expenses due and owing under the Property Management Agreements as of the Closing.

Section 2.4 Closing; Closing Deliverables.

(a) The closing (the “Closing”) of the acquisition of the Acquired Assets, the assumption of the Assumed Liabilities as contemplated by this Agreement, the execution of the Ancillary Agreements, and the other transactions contemplated by this Agreement shall take place on December 31, 2014, at 10:00 A.M. central time at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 N. Wacker Drive, Chicago, Illinois, or at such other date, time and place as the Parties may mutually agree in writing. The day on which the Closing takes place is referred to herein as the “Closing Date.” The Closing shall be deemed effective for all purposes at 11:59 P.M. central time on the Closing Date.

(b) At the Closing, American shall deliver or cause to be delivered to the Transferors:

(i) a duly executed counterpart of the Bill of Sale with respect to the Acquired Assets substantially in the form attached hereto as Exhibit A (the “Bill of Sale”), executed by American;

(ii) a duly executed counterpart of the Assignment and Assumption Agreement with respect to the Assumed Liabilities substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), executed by American (or its designee, if applicable);

(iii) a copy of certified resolutions of American’s board of directors approving the transactions contemplated by this Agreement; and

(iv) a certificate by an executive officer of American, in his or her capacity as such, certifying to the matters set forth in Sections 8.3(a) and Section 8.3(b) in form and substance reasonably satisfactory to the Transferors.

(c) At the Closing, the Transferors shall deliver or cause to be delivered to American:

(i) duly executed counterparts of the Bill of Sale, executed by the Transferors;

(ii) duly executed counterparts of the Assignment and Assumption Agreement, executed by the Transferors;

(iii) duly executed certificates of an authorized officer of Holdco and Inland American Retail Management, LLC prepared in accordance with Treasury Regulation 1.1445-2(b), certifying Holdco’s and Inland American Retail Management, LLC’s, as applicable, non-foreign status, substantially in the form of Exhibit C (the “Certificates of Non-Foreign Status”); and

(iv) a certificate signed by an executive officer of each of the Transferors, in his or her capacity as such, certifying to the matters set forth in Sections 8.2(a), 8.2(b) and 8.2(c), in form and substance reasonably satisfactory to American.

Section 2.5 Allocation. Within 60 days after the Closing Date, American will provide Holdco copies of IRS Form 8594 and any required exhibits thereto (the “Proposed Allocation”) with American’s proposed allocation of the consideration paid hereunder (including by the assumption of the Assumed Liabilities). The Proposed Allocation shall be prepared in accordance with Section 1060 of the Code and the applicable Treasury Regulations issued thereunder. Within 15 days after the receipt of such Proposed Allocation, Holdco will propose to American any changes to such Proposed Allocation (and in the event no such changes are proposed in writing to American within such time period, Holdco will be deemed to have agreed to, and accepted, the Proposed Allocation). Holdco and American will endeavor in good faith to resolve any differences with respect to the Proposed Allocation within 15 days after American’s receipt of Notice of objection from the Holdco. If Holdco and American are unable to reach an agreement as to the Proposed Allocation, the Parties shall refer such dispute to an independent accounting firm mutually acceptable to both Holdco and American (the “Independent Accountants”), which firm shall make a final and binding determination as to only those matters in dispute with respect to this Section 2.5 on a timely basis and promptly shall notify Holdco and American in writing of its resolution. The fees, expenses and costs of the Independent Accountants incurred in connection with this review and report shall be borne equally by Holdco and American. After American and Holdco have reached an agreement as to the Proposed Allocation (the “Final Allocation”), the Parties shall: (i) be bound by the Final Allocation for all Tax purposes, (ii) timely file all Tax Returns required to be filed in connection with the Final Allocation (including the timely filing of IRS Form 8594 and any other Tax Returns required to be filed pursuant to Section 1060 of the Code or any comparable provisions of applicable Laws (the “Section 1060 Forms”)), (iii) prepare and file all Section 1060 Forms and Tax Returns in a manner consistent with the Final Allocation and (iv) take no position inconsistent with the Final Allocation for all Tax purposes, including in any Section 1060 Form or other Tax Return, any audit or examination by, or any proceeding before, any Governmental Authority or otherwise. In the event that the Final Allocation is disputed by any Governmental Authority, the Party hereto receiving notice of such dispute shall promptly notify and consult with the other Parties hereto and keep such other Parties apprised of material developments concerning the resolution of such dispute.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AMERICAN

Except as set forth in the corresponding sections or subsection of the American Disclosure Schedules attached hereto (collectively, the “American Disclosure Schedules”), American hereby represents and warrants to the Transferors as of the date hereof and as of the Closing (except to the extent any representation or warranty speaks as of a specified date, in which case such representation or warranty shall be made as of such date), as follows:

Section 3.1 Organization. American is a corporation validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to carry on its business as it is now being conducted except where the failure to have such power and authority would not reasonably be expected to have a material adverse impact on American’s business or its ability to consummate the transactions contemplated by this Agreement and the agreements executed in connection herewith.

Section 3.2 Authority; Approvals.

(a) American has full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the Remaining Self-Management Transactions. The execution and delivery by American of this Agreement and the Ancillary Agreements, and the consummation of the Remaining Self-Management Transactions, has been duly authorized by all necessary corporate action and no other proceedings are necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements. Such agreements, when executed and delivered by American, will be duly and validly executed and delivered by American and will constitute a legal, valid and binding agreement, enforceable against American in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b) American is not required to make any declaration, filing or registration with, give notice to, or seek or obtain authorization, consent or approval from, any Governmental Authority, its stockholders or any other Person, the absence of which would prevent the consummation or performance of the Remaining Self-Management Transactions.

Section 3.3 Noncontravention. The execution, delivery and performance of the Remaining Self-Management Agreements and the Remaining Self-Management Transactions contemplated thereby by American does not and will not (a) violate, conflict with or result in the breach of any provision of its organizational documents, (b) conflict with or violate, in any material respect, any Law or Judgment in existence on the date hereof applicable to it or (c) except as set forth on Section 3.3 of the American Disclosure Schedules, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, pursuant to any Contract to which it is a party or by which any of its assets or properties is bound or affected, except, in the case of this clause (c), to the extent that such conflicts, breaches, defaults or other matters would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on American.

Section 3.4 Brokers and Finders. American has not employed any broker, finder or other intermediary that is entitled to a fee upon the consummation of the Remaining Self-Management Transactions, except that Moelis & Company LLC has been engaged by the Special Committee as a financial advisor and American shall pay all charges in connection therewith.

Section 3.5 Claims. Except as set forth on Section 3.5 of the American Disclosure Schedules, as of the date hereof, there are no Claims pending or, to the Knowledge of American, threatened against American which would impair the ability of American to consummate the Remaining Self-Management Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE TRANSFERORS

Except as set forth in the corresponding sections or subsections of the Transferors Disclosure Schedules attached hereto (collectively, the “Transferors Disclosure Schedules”), the Transferors, separately and not jointly, hereby represent and warrant to American, as of the date hereof and as of the Closing (except to the extent any representation or warranty speaks as of a specified date, in which case such representation or warranty shall be made as of such date) as follows and as applicable:

Section 4.1 Organization. Each Transferor is a limited liability company validly existing and in good standing under the Laws of the state of Delaware and has the requisite limited liability company power to carry on its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have a material adverse impact on such Transferor’s business or its ability to consummate the Remaining Self-Management Transactions and Remaining Self-Management Agreements. The Property Managers (other than Holdco) are wholly owned Subsidiaries of Holdco and, except for the Property Managers, Inland American Apartment Management LLC and Inland American Management Services LLC, Holdco does not directly or indirectly hold any capital stock, membership interests or other equity interests of any Person or otherwise, except as set forth on Section 4.1 of the Transferors Disclosure Schedules, have any direct or indirect ownership interest in any Person or business. The Property Management Parents together hold all of the membership interests in Holdco.

Section 4.2 Authority; Approvals.

(a) Each Transferor has full limited liability company power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the Remaining Self-Management Transactions. The execution and delivery by the Transferors of this Agreement and the Ancillary Agreements, and the consummation of the Remaining Self-Management Transactions, has been duly authorized by all necessary limited liability company action and no other proceedings are necessary to authorize the execution and delivery of this

Agreement and the Ancillary Agreements. Such agreements, when executed and delivered by the Transferors, will be duly and validly executed and delivered and will constitute a legal, valid and binding agreement, enforceable against the Transferors in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b) No Transferor is required to make any declaration, filing or registration with, give notice to, or seek or obtain authorization, consent or approval from, any Governmental Authority or any other Person except as set forth on Section 4.2(b) of the Transferors Disclosure Schedules (other than its members, which a certified copy of such approval or consent was delivered to American upon the execution hereof), the absence of which would prevent the consummation or performance of the Remaining Self-Management Transactions by any such Transferor.

Section 4.3 Noncontravention. The execution, delivery and performance of the Remaining Self-Management Agreements and the Remaining Self-Management Transactions contemplated thereby by each of the Transferors and the Property Management Parents do not and will not (a) violate, conflict with or result in the breach of any provision of its organizational documents; (b) conflict with or violate, in any material respect, any Law or Judgment in existence on the date hereof applicable to it, or any of its assets, properties or businesses; or (c) except as set forth on Section 4.3 of the Transferors Disclosure Schedules, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, pursuant to any Contract to which it is a party or by which any of its assets or properties is bound or affected, except, in the case of this clause (c), to the extent that such conflicts, breaches, defaults or other matters would not be material.

Section 4.4 Claims. As of the date hereof, there are no Claims pending or, to the Knowledge of the Transferors, threatened against the Transferors which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.5 Leased Real Property.

(a) Section 4.5(a) of the Transferors Disclosure Schedules, as of the date hereof, contains a list of all real property leases to which any Transferor is a party (the “Real Property Leases,” and the real property subject to the Real Property Leases, the “Leased Real Property”). The Leased Real Property constitutes all of the real property used or held for use in connection with the Property Management Business. Each Transferor, as applicable, holds the leasehold interests in the Leased Real Property free and clear of all liens and encumbrances. No Transferor owns any real property used in the Property Management Business.

(b) The Transferors have delivered to American a true and complete copy of each Real Property Lease. With respect to each Real Property Lease:

(i) such Real Property Lease is valid, binding, enforceable and in full force and effect;

(ii) the applicable Transferor to each Real Property Lease has not received written notice that such Transferor is in breach or default, in any material respect, under such Real Property Lease, and to the Knowledge of the Transferors, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by the applicable Transferor, in any material respect, of such Real Property Lease;

(iii) the applicable Transferor to each Real Property Lease has (y) not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof, except any sublease or right to use space granted to Inland American Business Manager & Advisor, Inc. and any space to which Inland American Management, L.L.C. has subleased and (z) not granted to any Person any outstanding options or rights of first refusal to purchase any Leased Real Property or any portion thereof or interest therein;

(iv) the applicable Transferor to each Real Property Lease has not pledged, mortgaged or otherwise granted an encumbrance on its leasehold interest in any Leased Real Property; and

(v) all material improvements required by the terms of one or more Real Property Leases to be made by a landlord have been completed in all material respects and the tenant thereunder is satisfied with such improvements.

(c) No Transferor has received written notice of (i) any material violations of building codes and/or zoning ordinances affecting the Leased Real Property, (ii) existing, pending or, to the Knowledge of the Transferors, threatened condemnation proceedings affecting the Leased Real Property or (iii) existing, pending or, to the Knowledge of the applicable Transferor, threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property, in any material respect, as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty which has affected, in any material respect, the use or operation of the Leased Real Property.

Section 4.6 Title to Acquired Assets. Each Transferor, as applicable, is the sole owner of and has good and valid title to each of the Acquired Assets, free and clear of all Liabilities, liens or encumbrances. At the Closing, the Transferors will deliver to American good and valid title in and to the Acquired Assets, free and clear of all Liabilities, liens or encumbrances. The Acquired Assets constitute all of the assets necessary to operate the Property Management Business in substantially the manner operated by the Transferors immediately prior to the Closing in all material respects.

Section 4.7 Brokers and Finders. The Transferors have not employed any broker, finder or other intermediary on behalf of itself or American that is entitled to a fee upon the consummation of the Remaining Self-Management Transactions.

Section 4.8 Absence of Certain Changes. Since January 1, 2014, (a) each Transferor has owned and operated its assets, properties and business in the ordinary course of business consistent with past practices and (b) no event has occurred and no circumstance exists or has developed that has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.9 Compliance with Laws. Except as provided in Section 4.9 of the Transferors Disclosure Schedules, since January 1, 2011, to the Knowledge of the Transferors (for purposes of this Section 4.9, “Knowledge of the Transferors” means the knowledge that those Persons listed on Schedule 1.1-2 would have reasonably obtained after making due and appropriate inquiry with respect to the particular matter in question in the performance of such Person’s duties as a director or officer of such Transferor) (i) the Transferors have been in compliance in all material respects with applicable Law and (ii) no Person has filed or threatened a Claim that alleges that the Transferors have or may have breached any applicable Law.

Section 4.10 Intellectual Property.

(a) The Transferors own or have the right to use all Intellectual Property used or held for use in connection with the Property Management Business as currently conducted (such Intellectual Property, the “Transferors IP”). The Transferors IP constitutes all Intellectual Property that is necessary for (i) the conduct of the Property Management Business and (ii) the performance of the property management functions as provided under the Property Management Agreements. Immediately upon the Closing and provided that all Ancillary Agreements have been executed, all Transferors IP shall be owned or available for use by American in the same manner as owned or as used by the Transferors immediately prior to Closing without the payment of any incremental fees, royalties or payments, other than as set forth in the Master Modification Agreement or any Ancillary Agreement under the Master Modification Agreement.

(b) The conduct of the Property Management Business does not infringe, misappropriate or otherwise violate the Intellectual Property rights of another Person, except to the extent that any such infringement, misappropriation or violation is not likely to result in a Material Adverse Effect. There are no Claims pending, as of the date hereof, that include any claim or assertion that the conduct of the Property Management Business has infringed, misappropriated or otherwise violated any Intellectual Property rights of another Person (other than Claims that have been filed but for which the Transferors have yet to receive service of process and which the Transferors have no Knowledge), nor have any such Claims been threatened in writing.

(c) To the extent that any such infringement, misappropriation or violation is not likely to result in a Material Adverse Effect, to the Knowledge of the Transferors, no Person is infringing, misappropriating or otherwise violating any Transferors IP. There are no Claims pending, as of the date hereof, concerning the Transferors IP, including any claim or position that the Transferors IP has been infringed, misappropriated or otherwise violated or is invalid or unenforceable, nor have any such Claims been threatened in writing (other than Claims that have been filed but for which the Transferors have yet to receive service of process and which the Transferors have no Knowledge).

Section 4.11 Contracts.

(a) Section 4.11(a) of the Transferors Disclosure Schedules, as of the date hereof, contains a true and correct list, and the Transferors have delivered to American, or American is otherwise in possession of, true and complete copies of all Contracts of the following types: (i) any Contract to which both American and any Transferor are a party; (ii) any Contract between any Transferor and any of its Affiliates; (iii) any other Contract entered into by the Transferors for the benefit of American not otherwise disclosed above; (iv) all currently effective written employment agreements with any Property Management Employee; and (v) any Contract to which any Transferor is a party that is material to the Property Management Business or otherwise was not entered into in the ordinary course of the Property Management Business consistent with past practice (collectively, “Material Contracts”).

(b) (i) all of the Material Contracts included in the Acquired Assets and Assumed Liabilities are valid, binding and enforceable on the Transferors party thereto and is in full force and effect and no Person has alleged in writing that such Transferor is or may be in material breach thereof or has or may have a material indemnification or similar Liability thereunder; and (ii) to the Knowledge of the applicable Transferor, no condition exists and no event has occurred that has resulted or would reasonably be expected to result in a material breach of any Material Contract included in the Acquired Assets or Assumed Liabilities or, to the Knowledge of the Transferors, by any other party thereto and no party thereto has terminated or threatened in writing to terminate or requested in writing any material modification or waiver thereof.

Section 4.12 Taxes. All material Tax Returns that were required to be filed in respect of or in relation to the Transferors, the Property Management Business or the Acquired Assets have been duly and timely filed (taking into account any extensions of time in which to file) and were correct and complete in all material respects. All such Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby. All material Taxes related to the Transferors, the Property Management Business or the Acquired Assets (whether or not shown on any Tax Return) have been duly and timely paid or withheld and remitted to the appropriate Governmental Authority. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Acquired Assets or the Property Management Business. The Transferors have not waived any statute of limitations in respect of Taxes or agreed in writing to any extension of time with respect to a Tax examination, assessment or deficiency related to the Acquired Assets or the Property Management Business. The Transferors have not received within the past three (3) years from any foreign, federal, state or local taxing authority (including jurisdictions where the Transferors have not filed Tax Returns), or are otherwise aware of, any notice stating an intent to open an audit, examination or other review or proceeding, request for information relating to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, except as set forth on Section 4.12 of the Transferors Disclosure Schedules, asserted or assessed by any taxing authority, in each case with respect to the Transferors, the Property Management Business or the Acquired Assets.

Section 4.13 Benefit Plans.

(a) Section 4.13(a) of the Transferors Disclosure Schedules sets forth a correct and complete list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) all other material employee benefit plans, policies, agreements or arrangements, (iii) all employment, individual consulting or other compensation agreements or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, retention, change in control, severance, pension or profit sharing plans, policies, agreements and arrangements and (iv) all other material fringe benefit, perquisite, educational assistance, salary continuation and retirement plans, policies, agreement or arrangements, in each case, whether or not subject to ERISA, sponsored, maintained or contributed to, or required to be contributed to, by the Transferors, or any of their respective Subsidiaries or ERISA Affiliates, with respect to any Property Management Employee or pursuant to which any such Property Management Employee could be eligible to receive a benefit or payment or with respect to which any Transferor has or could have any direct or indirect obligation or Liability, contingent or otherwise (collectively, the “Existing Transferors Benefit Plans”).

(b) The Existing Transferors Benefit Plans have been established, administered and maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws. Each Existing Transferors Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code has received or is covered by a favorable determination or opinion letter from the IRS, and any trusts intended to be exempt from federal income taxation under the Code are so exempt and no facts or circumstances have occurred that could cause the loss of such qualification or exemption, or the imposition of any material Liability, penalty or Tax under ERISA or the Code.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by the Remaining Self-Management Transactions (either alone or in combination with any other event contemplated by the applicable Existing Transferors Benefit Plan) will (i) result in any payment becoming due to any Property Management Employee, (ii) increase the compensation or benefits payable, including equity benefits, to any Property Management Employee or (iii) result in the acceleration of the time of payment, funding or vesting of any such compensation or benefits, including equity benefits, to any Property Management Employee but excluding benefits under any Existing Transferors Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code.

Section 4.14 Employees.

(a) The Transferors have previously provided information setting forth each Property Management Employee’s annual compensation and benefits, accrued but unused floating holiday, sick time and vacation time or other paid time off, and whether as of the date hereof the employee is on a leave of absence and the type of such leave.

(b) No Property Management Employees are represented by any labor union or labor organization. The Transferors are not party to, or bound by, any labor or collective bargaining agreement. To the Knowledge of the Transferors, there is no organizing activity involving the Transferors pending or threatened in writing by any labor union, labor organization or any of the Property Management Employees. No labor union, labor organization or any group of Property Management Employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(c) Except as set forth on Section 4.14(c) of the Transferors Disclosure Schedules, there are no Claims against the Transferors pending or, to the Knowledge of the Transferors, threatened in writing with any Governmental Authority or based on, arising out of, in connection with or otherwise relating to the employment by the Transferors, as applicable, of any Property Management Employee. The Transferors are in compliance in all material respects with all Laws relating to the employment or engagement of labor, including all such Laws relating to wages, hours, social benefits contributions, severance pay, the WARN Act and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, immigration, discrimination, workers’ compensation and the collection and payment of withholding and/or social security Taxes. There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to the Transferors within the six (6) months prior to Closing.

(d) The Property Management Employees that become Transferred Employees have not been required to possess or maintain, in respect of the services provided by such employees, a real estate brokerage or similar license required by any Law known to the Transferors to be applicable to such employees in their performance of their duties prior to Closing under the Property Management Agreements.

Section 4.15 Insolvency.

(a) Each Transferor is not now insolvent and will not be rendered insolvent by any of the Remaining Self-Management Transactions. As used in this Section 4.15(a), “insolvent” means that the sum of the Liabilities of such Transferor exceeds the present fair saleable value of such Transferor’s assets.

(b) Immediately after the Closing, each Transferor: (i) will be able to pay its Liabilities as they become due in the usual course of its business; (ii) will not have unreasonably small capital with which to conduct its business following the Closing and to satisfy its obligations under this agreement including with respect to the Retained Liabilities known as of the Closing; (iii) will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) will be able to satisfy final Judgments in actions for money damages promptly in accordance with their terms, taking into account all pending and, to the Knowledge of the Transferors, litigation threatened in writing, the reasonably anticipated amount of such Judgments in any such action and the earliest reasonable time at which such Judgments might be rendered, as well as all other obligations of such Transferor.

ARTICLE V

EMPLOYEE MATTERS

Section 5.1 Employees and Offers of Employment.

(a) Effective as of 12:00 A.M. central time on the day immediately succeeding the Closing Date, American or its Subsidiaries shall offer employment to each Property Management Employee on the terms and subject to the conditions determined by American in accordance with the provisions of this Article V. The Property Management Employees who accept and commence employment after the Closing with American or any of its Subsidiaries are hereinafter collectively referred to as the “Transferred Employees” and each a “Transferred Employee.” From the Closing Date, and during continued employment until the six-month anniversary of the Closing Date, American shall ensure that each such Transferred Employee shall be eligible to receive a base salary or wage rate, as applicable, and annual bonus opportunities that in each case are no less than that which such Transferred Employee was eligible to receive as of immediately prior to the Closing provided that such Transferred Employee’s duties post-Closing are substantially comparable to such Transferred Employees duties pre-Closing. No later than December 15, 2014, the Transferors shall provide American a true, complete and correct schedule setting forth each Property Management Employee’s annual compensation and benefits, accrued but unused floating holiday, sick time and vacation time or other paid time off, and whether the employee is on a leave of absence and the type of such leave.

(b) Each Transferred Employee, except as specifically provided under those certain Assumed Employment Agreements listed on Schedule 2.1(b)(2), shall be, upon acceptance and commencement of employment with American or its Subsidiaries, an “at will” employee of American or a Subsidiary thereof, except as may be negotiated post-Closing with American by individual employees, and nothing in this Article V shall create a Contract of employment between (x) American or any of its Subsidiaries and (y) a Transferred Employee, nor limit the right of American and its Subsidiaries to terminate the employment of any Transferred Employee at any time, for any reason, with or without cause, and without notice.

Section 5.2 Benefit Plans.

(a) Effective upon the Closing, the Transferred Employees shall cease participation in any and all Existing Transferors Benefit Plans and shall be eligible to participate in employee benefit and fringe benefit plans maintained by American or one of its Subsidiaries (the “American Benefit Plans”), pursuant to which American shall provide the Transferred Employees from the Closing Date and during continued employment until the six-month anniversary of the Closing Date, with employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such Transferred Employees under the Existing Transferors Benefit Plans immediately prior to the Closing. American and its Subsidiaries shall have no Liability under any of the Existing Transferors Benefit Plans, whether arising prior to, on or after the Closing.

(b) Following the Closing Date, each Transferred Employee shall receive credit for eligibility and vesting purposes under the American Benefit Plans and other plans, fringe benefits and perquisites in which they become eligible to participate for time of service with the Transferors or their respective Affiliates, as applicable, to the extent credit was given under the applicable Existing Transferors Benefit Plan; provided, however, that with respect to any such credit for benefit accruals under any American Benefit Plans, there shall be no duplication of benefits. Each Transferred Employee’s time of service with the Transferors or their respective Affiliates, as applicable, also shall be credited for purposes of calculating the amount of a Transferred Employee’s paid time off and severance pay.

(c) American shall or shall cause the insurer to waive, or cause to be waived with respect to the Transferred Employees and their eligible dependents any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any American Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived as of the Closing under the comparable Existing Transferors Benefit Plan in which the Transferred Employee participated. The American Benefit Plans that are welfare benefit plans shall give full credit for the dollar amount of all co-payments, deductibles and similar expenses incurred by such Transferred Employee (and his or her eligible dependents) under the comparable Existing Transferors Benefit Plan during the plan year that includes the Closing Date for purposes of satisfying such plan year’s deductible, co-payment and other similar limitations under the relevant American Benefit Plan.

(d) American and the Transferors shall cooperate to effect a trustee-to-trustee transfer of The Inland Group, Inc. Savings Plan (the “Savings Plan”) accounts of Transferred Employees (including participant loan balances) from the Savings Plan to an American Benefit Plan that is tax qualified under Section 401(a) of the Code and that includes a cash or deferred arrangement under Section 401(k) of the Code. Beginning as of the Closing Date and through such date that the trustee-to-trustee transfer is effected, American or its Subsidiary, as applicable, shall deduct from the compensation of each Transferred Employee who has an outstanding loan balance under the Savings Plan any scheduled Savings Plan loan payments that become payable under the terms of the participant loans as in effect on the Closing Date and promptly remit such payments to the trustee of the Savings Plan, and the Transferors shall cause the Savings Plan trustee to apply such payments toward payment of the applicable outstanding loan balances.

Section 5.3 No Third Party Beneficiaries. No provision of this Article V shall create any third party beneficiary or other rights in any employee or former or future employee (including any beneficiary or dependent thereof) of the Transferors or American or any of their respective Affiliates (including any Transferred Employee) in respect of employment, continued employment (or resumed employment), compensation, benefits, or severance, and no provision of this Article V shall create any such rights in any such persons in respect of any compensation, benefits, or severance that may be provided, directly or indirectly, under any Existing Transferors Benefit Plan or any plan or arrangement which may be established by American or any of its Affiliates. No provision of this Agreement is intended as, nor shall any provision of this Agreement constitute, the establishment, amendment, or modification of, or supplement to, any employee benefit plan subject to ERISA, any other Existing Transferors Benefit Plan or American Benefit Plan. No provision of this Agreement shall constitute a limitation on the rights of the Transferors, American or their respective Affiliates to establish, amend, modify, supplement or terminate after the Closing Date any such plans or arrangements.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS OF THE TRANSFERORS

Section 6.1 Covenants of the Transferors. Except where required by applicable Law, from the date of this Agreement until the Closing, unless American shall otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed), each Transferor shall conduct its business in the ordinary course consistent with past practice, including with respect to preserving intact its business organization and goodwill and relationships with all customers, suppliers, business associates and others having business dealings with it, to keep available the services of its current officers and employees (other than by reason of termination for cause, resignation or death) and to maintain its current licenses, rights and franchises and shall not engage in any action, directly or indirectly, with the intent to adversely impact the Remaining Self-Management Transactions. In addition to, and without limiting the generality of, the foregoing, no Transferor shall, without the prior consent of American, which shall not be unreasonably withheld:

(a) acquire or agree to acquire by merging or consolidating, or by purchasing a portion of equity interests or assets of, or by any other manner, any business or any Person or division thereof;

(b) (i) incur or become contingently liable for any indebtedness or (ii) take any action which would materially adversely affect American’s status as a REIT;

(c) adopt, amend or terminate any Existing Transferors Benefit Plan or increase the salary, wage, rate of compensation, commission, bonus or other direct or indirect remuneration payable to any Property Management Employee, other than increases in the ordinary course of business consistent with past practice not to exceed 10% of such Property Management Employee’s salary (or hourly wage, if applicable), but excluding bonuses, as of the date hereof; provided, that in no event shall the aggregate amount of any such increases exceed 5% of the aggregate salaries (excluding bonuses) of the Property Management Employees as of the date hereof;

(d) hire new, create additional positions, promote or, except certain individuals previously disclosed to American, terminate (other than for cause) the employment or contractual relationship of any officer, employee or consultant of the Transferors; provided, however, that the Transferors may undertake the foregoing but, notwithstanding Section 5.1(a), neither American nor any of its Subsidiaries shall be required to make an offer of employment or accept as a Transferred Employee any person hired or promoted by the Transferors without American’s consent;

(e) (i) make, revoke or amend any election relating to Taxes, (ii) settle or compromise any Claim relating to income or any other material Taxes, (iii) make a request for a written ruling of a taxing authority relating to Taxes, other than any request for a determination concerning qualified status of any Existing Transferors Benefit Plan intended to be qualified under Section 401(a) of the Code, (iv) enter into a written and legally binding agreement with a taxing authority relating to material Taxes or (v) except as required by Law, change any of its methods, policies or practices of reporting income or deductions for United States federal income tax purposes from those employed in the preparation of its United States federal income Tax Returns for the taxable year ended December 31, 2012;

(f) (i) modify or amend in any material respect, or waive any material right under or terminate any Material Contract, (ii) enter into any successor agreement to an expiring Material Contract that changes the terms of the expiring Material Contract in a way that is materially adverse to the Transferors or (iii) enter into any new agreement that would have been considered a Material Contract if it were entered into at or prior to the date hereof;

(g) make any change in accounting policies or procedures, except as required by GAAP or a Governmental Authority;

(h) allow the lapse or termination of policies of insurance covering its respective insurable assets and business;

(i) create any liens or encumbrances on the Acquired Assets, including granting any licenses under the Transferors IP to any third parties, except for non-exclusive licenses granted in the ordinary course of business consistent with past practices;

(j) acquire or enter into any Contract for the purchase of real property or enter into, amend or renew any Real Property Lease or lease of real property that would be a Real Property Lease;

(k) violate any Laws applicable to the Transferors or the Acquired Assets in any material respect; or

(l) agree or commit to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Press Releases and Public Statements. The Parties shall consult with each other prior to issuing any press release or making any other public statement with respect to this Agreement or the Remaining Self-Management Transactions, and shall not issue any such press release or public statement prior to review and approval (such approval not to be unreasonably withheld or delayed) by American and Holdco (for and on behalf of the Transferors), as the case may be. The Parties shall provide a substantially final draft of such press release or other public statement a reasonable period of time prior to its dissemination except that prior approval shall not be required if, in the reasonable judgment of counsel of the Party seeking to issue such press release or make such public statement, prior approval would prevent the timely dissemination of such release or statement in violation of applicable Law.

Section 7.2 Confidentiality.

(a) Subject to Section 7.2(b) below, the Confidential Information will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or its Representatives, in whole or in part, and will not be used by the Receiving Party or its Representatives, directly or indirectly, for any purpose other than in connection with the Remaining Self-Management Agreements or the Remaining Self-Management Transactions. Moreover, the Receiving Party agrees to transmit Confidential Information to its Representatives only if and to the extent that the Representatives need to know the Confidential Information for purposes of the transactions contemplated hereby and such Representatives are informed by the Receiving Party of the confidential nature of the Confidential Information and of the terms of this Section 7.2. In any event, the Receiving Party will be responsible for any actions by its Representatives which are not in accordance with the provisions hereof.

(b) Notwithstanding the foregoing, the Receiving Party may reveal Confidential Information to any Governmental Authority if and only if such information to be disclosed is (i) approved in writing by the Providing Party for disclosure; (ii) in response to an informal request for information from the SEC, provided that (A) the Receiving Party shall notify the Providing Party of the existence, terms and circumstances surrounding the request and (B) any Confidential Information so disclosed shall be disclosed on a confidential basis and shall continue to be deemed Confidential Information for purposes of this Agreement; or (iii) subject to Section 7.2(c) below, required by Law to be disclosed by the Receiving Party.

(c) In the event that the Receiving Party, any of its Representatives or anyone to whom the Receiving Party or its Representatives supply the Confidential Information is requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, any informal or formal investigation by any Governmental Authority or otherwise in connection with any legal process) or required by applicable Law to disclose any Confidential Information, the Receiving Party agrees: (i) to promptly notify the Providing Party of the existence, terms and circumstances surrounding a request or requirement; (ii) to consult with the Providing Party on the advisability of taking available legal steps to resist or narrow the request or requirement; and (iii) if disclosure of the information nonetheless is required by Law to be disclosed by the Receiving Party, then the Receiving Party shall cooperate with the Providing Party to limit the extent of such disclosure, including by submission of a request for confidential treatment with the SEC for Confidential Information contained in each report, registration statement or document filed or furnished with or to the SEC under the Securities Exchange Act of 1934 or Securities Act of 1933, each as amended, and the rules and regulations promulgated thereunder.

(d) The provisions of this Section 7.2 shall expire and cease to have any further force and effect on the first anniversary of the Closing Date. For the avoidance of doubt, if Confidential Information relates to the Property Management Business or the Acquired Assets after the Closing, then the obligations of the Receiving Party under this Section 7.2 shall apply to the Transferors, but shall not apply to American.

Section 7.3 Status of Property Management Agreements. Upon the Closing, each Property Management Agreement shall be terminated unless designated by American as an Approved Contract. The Property Managers shall not be responsible for any costs associated with assigning any Property Management Agreement. For the avoidance of doubt, the foregoing is not intended to be, and shall not be, a release of any Claims American may have against the Property Managers relating to their actions or activities prior to the Closing.

Section 7.4 Tax Matters.

(a) Tax Returns. Subject to Section 2.5 and Section 7.4(b), American shall prepare, and timely file or cause to be filed all Tax Returns related to the Acquired Assets required to be filed, including as a result of any extension of time to file for periods after the Closing Date.

(b) Tax Matters Generally.

(i) Cooperation. Each of American, on the one hand, and the Transferors, on the other hand, shall provide the other with such assistance and information relating to their respective businesses as may reasonably be requested in connection with tax planning, the preparation of any Tax Return, or the performance of any audit, examination or any other proceeding by any Governmental Authority, whether conducted in a judicial or administrative forum.

(ii) Periodic Taxes. All Taxes levied with respect to the Acquired Assets for a Straddle Period (“Periodic Taxes”) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the number of days of such Straddle Period prior to the Closing Date, and the number of days of such Straddle Period beginning with and including the Closing Date, respectively. The Transferors shall be liable for the Periodic Taxes attributable to the Acquired Assets for any Pre-Closing Tax Period, and American shall be liable for the Periodic Taxes attributable to the Acquired Assets for any Post-Closing Tax Period. American shall be responsible for preparing and filing all Tax Returns for Periodic Taxes required to be filed after the Closing Date; provided, however, that to the extent such Tax Returns relate to any Pre-Closing Tax Period or Straddle Period, such Tax Returns shall be subject to the approval of Holdco (on behalf of the Transferors), such approval not to be unreasonably withheld or delayed. The Transferors shall remit their share of such Periodic Taxes to American no later than ten days before the due date for such Taxes. American shall remit its share of such Periodic Taxes to the Business Manager no later than ten days before the due date for such Taxes. Subject to and in accordance with relevant Tax Law, American shall be entitled to deduct amounts that were included as Assumed Liabilities pursuant to Section 2.1(b) and were not properly deductible by the Transferors as of or before the Closing Date.

(iii) Refunds. The Transferors shall be entitled to retain or, to the extent actually received by or otherwise available to American, receive immediate payment from American or any of its Affiliates of, any refund or credit with respect to Taxes (including refunds arising by reason of amended Tax Returns filed after the Closing or otherwise) with respect to any Pre-Closing Tax Period relating to the Acquired Assets. American shall be entitled to retain or, to the extent actually received by American, receive immediate payment from the Transferors of, any refund or credit with respect to Taxes (including refunds arising by reason of amended Tax Returns filed after the Closing or otherwise) with respect to any Post-Closing Tax Period relating to the Acquired Assets.

(iv) Resolution of Tax Controversies. In the event that a Governmental Authority or a taxing authority determines a deficiency in any Tax related to the Acquired Assets with respect to a Straddle Period or Post-Closing Tax Period, American shall have sole authority to determine whether to dispute such deficiency determination and to control the prosecution or settlement of such dispute; provided, however, that American shall not be permitted to settle any such dispute with respect to which the Transferors are wholly or partially liable without the prior written consent of the Transferors, such consent not to be unreasonably withheld or delayed.

(v) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any interest, penalty or addition thereto) incurred in connection with the Remaining Self-Management Agreements and the Remaining Self-Management Transactions (the “Transfer Taxes”) shall be paid by American, and American will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. For the avoidance of doubt, Transfer Taxes shall not include income or franchise Taxes or other Taxes based on the net or gross income of any Party, nor shall it include any standard corporate business license or fees required of any Party or its respective Affiliates incurred to carry out its normal business.

Section 7.5 Pre- and Post-Closing Covenants Regarding Access and Information.

(a) Pre-Closing.

(i) From the date of this Agreement until the Closing, the Transferors shall, upon request from American, make available to American (including for inspection and copying) the Transferors’ offices, personnel, Intellectual Property, data, legal records, Contracts, books, records and other information useful to American related to the Property Management Business in its diligence review of the Transferors, the Property Management Employees and the Acquired Assets, and shall furnish American with such financial, operating and other data and information in connection therewith as American may reasonably request. American shall reimburse the Transferors for any reasonable and documented out-of-pocket expenses in responding to a request by American in connection with this Section 7.5(a)(i) to the extent such request is not part of the Property Management Business.

(b) Post-Closing.

(i) For a period of one year after the Closing, the Transferors shall (i) retain and reasonably make available to American copies of the books and records of American or any of its Affiliates or information related to the Property Management Business, (ii) respond promptly to the reasonable requests of American for other information regarding the Property Management Business, including in connection with the assessment or audit of internal control of financial reporting and management’s assessment thereof, Tax, litigation and other appropriate matters, (iii) reasonably cooperate with American and take all reasonable steps requested by American to assist in making an orderly transition of the functions performed by the Transferors and (iv) promptly make available the personnel of the Transferors regarding the foregoing, to the extent such activities are at reasonable times and places and do not interfere with the performance of their employment duties.

(ii) For a period of one year after the Closing, American shall (i) retain and reasonably make available to the Transferors copies of the books and records of the Transferors, (ii) respond promptly to the reasonable requests of the Transferors for other information regarding the Transferors, including in connection with the assessment or audit of internal control of financial reporting and management’s assessment thereof, Tax, litigation and other appropriate matters and (iii) promptly make available the Transferred Employees (to the extent employees of American) regarding the foregoing, to the extent such activities are at reasonable times and places and do not interfere with the performance of their employment duties.

Section 7.6 Waiver of Rights Under Employment Agreements and Other Contracts.

(a) Effective upon the Closing Date, each Transferor shall waive or cause to be waived its rights under any Contract that would prohibit, restrict or impair any Property Management Employee’s ability to be employed or engaged by American or any of its Subsidiaries, including, but not limited to, any non-solicitation, no-hire and non-compete provision contained in any Contract between it and American or any Property Management Employee.

(b) The Transferors acknowledge that to the extent that a Property Management Employee has on behalf of American prior to the Closing and in connection with this Agreement and the Remaining Self-Management Transactions, solicited other Property Management Employees to work for American, such activities do not constitute a breach or violation of any non-solicitation, no-hire or other similar provisions contained in any Contract between any of them and American or such Property Management Employee.

Section 7.7 Expenses. Except as set forth in the Master Modification Agreement, each Party shall bear its own fees, costs and expenses incurred in connection with any of the Remaining Self-Management Agreements and Remaining Self-Management Transactions, whether or not any of the Remaining Self-Management Transactions are consummated.

Section 7.8 Updates to the Transferors Disclosure Schedules. The Transferors shall update the Transferors Disclosure Schedules, on a quarterly basis beginning July 1, 2014, to reflect all matters which: (i) exist on the date of this Agreement and should have been included on the Transferors Disclosure Schedules under the terms of this Agreement but were not previously included in the Transferors Disclosure Schedules; or (ii) have occurred after the date of this Agreement and had they been known or existed on the date of this Agreement, would have been required to be described in the Transferors Disclosure Schedules (a “Disclosure Schedule Change”). A Disclosure Schedule Change made pursuant to this Section 7.8 shall be deemed to have been delivered solely for informational purposes and shall not be deemed to update the Transferors Disclosure Schedules or cure any breach of any representation, warranty, covenant or other agreement for any purpose under this Agreement or to prejudice any rights of American under this Agreement, including the right to claim that the representations and warranties of the Transferors, when made on the date of this Agreement, were untrue.

Section 7.9 Maintenance of Existence. For a period of not less than two (2) years from the Closing Date, the Property Managers shall remain in existence and in good standing under the Laws of the State of Delaware and shall not take, or cause or permit to be taken, any action that could result in the dissolution, liquidation or winding up of any of the Property Managers.

Section 7.10 Non-Solicitation; Non-Hire. Prior to the Closing Date, without the prior written consent of the Property Managers, American shall not, directly or indirectly, solicit for employment or hire any Property Management Employee; provided, however, that American and its Subsidiaries shall not be restricted from engaging in general or public solicitations or advertising (including through the use of employment agencies) not targeted at any Property Management Employee.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the Remaining Self-Management Transactions shall be subject to the fulfillment or waiver, at or prior to the Closing, of the following conditions:

(a) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the Remaining Self-Management Transactions.

Section 8.2 Conditions to Obligations of American. The obligations of American to effect the Remaining Self-Management Transactions shall be subject to the satisfaction by the Transferors or waiver by American, at or prior to the Closing, of the following additional conditions:

(a) no Transferor shall have suffered a Material Adverse Effect and no event has occurred and no circumstance exists or has developed that has had or would reasonably be expected to have a Material Adverse Effect;

(b) the representations and warranties of the Transferors contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date (except to the extent any representation or warranty speaks as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date);

(c) each Transferor shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by it under this Agreement at or prior to Closing; and

(d) American shall have received the documents listed in Section 2.4(c).

Section 8.3 Conditions to Obligations of the Transferors. The obligations of the Transferors to effect the Remaining Self-Management Transactions shall be subject to the satisfaction by American or waiver by the Transferors, at or prior to the Closing, of the following additional conditions:

(a) the representations and warranties of American contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality, which representations and warranties so qualified shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date (except to the extent any representation or warranty speaks as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date);

(b) American shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement required to be performed by it at or prior to the Closing; and

(c) The Transferors shall have received the documents listed in Section 2.4(b).

ARTICLE IX

TERMINATION; EFFECT OF TERMINATION

Section 9.1 Termination. This Agreement may be terminated, and the Remaining Self-Management Transactions contemplated hereby may be abandoned, at any time prior to the Closing, by action taken:

(a) By mutual consent of American and Holdco;

(b) By either American or Holdco if:

(i) there shall be any Law or Judgment that makes the consummation of the Remaining Self-Management Transactions illegal or otherwise prohibited or any Judgments of any Governmental Authority having competent jurisdiction enjoining the Parties from consummating the Remaining Self-Management Transactions shall have been entered and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party who fails to use commercially reasonable efforts to resist, resolve or lift, as applicable, such Law or Judgments;

(ii) the Closing has not occurred on January 9, 2015, or such later date as the Parties may agree under Section 2.4; provided, however, the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any Party whose action or failure to act has been the principal cause of or resulted in the Closing not occurring on such date.

(c) By American if:

(i) any Transferor shall have suffered a Material Adverse Effect or an event has occurred or circumstances exist or have developed that has had or would reasonably be expected to have a Material Adverse Effect;

(ii) any of the Transferors shall have failed to perform in any material respect any obligation required to be performed by it at or prior to the Closing under this Agreement, which failure to perform has not been cured within 20 days following receipt by the Transferors of Notice of such failure to perform from American.

(d) By Holdco if American shall have failed to perform in any material respect any obligation required to be performed by it at or prior to the Closing under this Agreement, which failure to perform has not been cured within 20 days following receipt by American of Notice of such failure to perform from the Transferors.

Section 9.2 Effect of Termination. No termination of this Agreement pursuant to Section 9.1 shall be effective until Notice thereof is given to the non-terminating Party or Parties specifying the provision hereto pursuant to which such termination is made. If validly terminated pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no further obligations on the part of any Party hereto, except as set forth in this Section 9.2 (Effect of Termination), Section 7.2 (Confidentiality), Article X (Survival and Remedy; Indemnification), and Article XI (General Provisions), which shall remain in full force and effect; provided, however, that nothing in this Section 9.2 shall relieve any Party from liability for fraud or any breach of this Agreement.

ARTICLE X

SURVIVAL AND REMEDY; INDEMNIFICATION

Section 10.1 Survival.

(a) The covenants and agreements herein to be performed after the Closing (including this Article X) shall not expire until all obligations have been fully discharged with respect thereto.

(b) The representations and warranties of American contained in Article III shall survive until the first anniversary of the Closing Date; provided, however, that the representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authority; Approvals), Section 3.3 (Noncontravention) and Section 3.4 (Brokers and Finders) (collectively, the “American Fundamental Representations”) each shall survive until the expiration of the applicable statute of limitations with respect to the matters addressed in such sections.

(c) The representations and warranties of the Transferors contained in Article IV shall survive until the first anniversary of the Closing Date; provided, however, that the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Authority; Approvals), Section 4.3 (Noncontravention), Section 4.6 (Title to Acquired Assets), Section 4.7 (Brokers and Finders), Section 4.12 (Taxes) and Section 4.13 (Benefit Plans) (collectively, the “Transferors Fundamental Representations”) each shall survive until the expiration of the applicable statute of limitations with respect to the matters addressed in such sections.

(d) If a Claim Notice for indemnification under Section 10.2 (an “Indemnity Claim”) has been given in accordance with this Agreement prior to the expiration of the applicable representations, warranties, covenants or agreements, then the applicable representations, warranties, covenants or agreements shall survive as to such claim, until such claim has been finally resolved.

Section 10.2 Indemnification.

(a) By American. From and after the Closing, and subject to the limitations set forth in this Article X, the Transferors and their successors and assigns and each of the respective officers, directors, managers, employees, advisors, consultants and agents of the foregoing (collectively, the “Transferors Indemnified Parties”) shall be indemnified by American, to the maximum extent permitted by applicable Law, from and against any and all Damages which arise out of, result from or are incident to:

(i) the breach or inaccuracy of any representation or warranty made by American under Article III of this Agreement, except the American Fundamental Representations;

(ii) the breach or inaccuracy of any of the American Fundamental Representations;

(iii) the breach of or failure to perform any covenant or agreement contained in this Agreement by American;

(iv) the Acquired Assets;

(v) the Assumed Liabilities; and

(vi) any Covered Claim.

(b) By the Transferors. From and after the Closing, and subject to the limitations set forth in this Article X, the applicable Transferor shall indemnify American and its successors and assigns and each of the respective officers, directors, managers, employees, advisors, consultants and agents of the foregoing (collectively, the “American Indemnified Parties”), to the maximum extent permitted by applicable Law, from and against any and all Damages, which Damages arise out of, result from or are incident to:

(i) the breach or inaccuracy of any representation or warranty made by the Transferors under Article IV of this Agreement, except the Transferors Fundamental Representations;

(ii) the breach or inaccuracy of any of the Transferors Fundamental Representations;

(iii) the breach of or failure to perform any covenant or agreement contained in this Agreement by any of the Transferors;

(iv) the Retained Liabilities; and

(v) the Excluded Assets.

(c) For purposes of determining whether there has been, or the amount of any Damages related to, a breach or inaccuracy of any representation or warranty made by American under Article III or by the Transferors under Article IV, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect” or similar qualifications set forth therein.

(d) Procedures.

(i) Any Person seeking any indemnification under this Section 10.2 (an “Indemnified Party”), acting through the Transferors or American, as applicable, shall give the party from who indemnification is being sought (an “Indemnifying Party”) Notice (a “Claim Notice”) of any matter which such Indemnified Party has determined has given or could rise to a right of indemnification under this Agreement promptly after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2; provided, however, if an Indemnified Party shall receive written notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party a Claim Notice within twenty (20) days after receipt by the Indemnified Party of such Notice. The Claim Notice (i) shall state whether the Indemnity Claim results from or arises out of a third party Claim (a “Third Party Claim”), (ii) describe with reasonable specificity the nature of the Indemnity Claim and (iii) state the amount of Damages sought pursuant to such Indemnity Claim to the extent then known. The failure to deliver or timely deliver the Claim Notice shall not affect the rights of the Indemnified Party to indemnification under this Article X, except and only to the extent that the Indemnifying Party shall have been actually prejudiced by reason of such failure.

(ii) Third Party Claims.

(1) Subject to Section 10.2(d)(ii)(2) and Section 10.2(d)(ii)(4) below, the Indemnifying Party shall have the right to conduct at its expense the defense against a Third Party Claim, upon delivery of Notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after the Indemnifying Party’s receipt of the Claim Notice; provided that the Defense Notice shall specify the counsel the Indemnifying Party will appoint to defend such Claim and acknowledge, without qualification, the right of the Indemnified Party to be indemnified for Damages incurred in connection with such Third Party Claim. The Indemnified Party shall be entitled to be indemnified for the reasonable fees and expenses of counsel for any period during which the Indemnifying Party has not assumed the defense of any such Third Party Claim in accordance with this Section 10.2. Subject to Section 10.2(d)(ii)(2) and Section 10.2(d)(ii)(4) below, if the Indemnifying Party timely delivers a Defense Notice and thereby elects to conduct the defense of the Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

(2) Notwithstanding Section 10.2(d)(ii)(1), but subject to Section 10.2(d)(ii)(4)(i), the Indemnifying Party shall not be entitled to control the defense of any Third Party Claim if (i) such claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim, (iii) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such Third Party Claim, or (iv) such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party; provided, however, in the event of any of the foregoing circumstances, the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party; provided, further, that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together (except to the extent that local counsel are necessary or advisable for the conduct of such action or proceeding, in which case the Indemnifying Party shall also pay the reasonable fees and expenses of any local counsel).

(3) The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (a) settle or compromise a Third Party Claim or consent to the entry of any Judgment which does not include an unconditional, duly authorized, fully executed and acknowledged (by a duly registered notary public) written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of the Third Party Claim; (b) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or other obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder, within the limits set forth in Section 10.4; or (c) settle or compromise any Third Party Claim if the result is to admit civil or criminal liability or culpability on the part of the Indemnified

Party that gives rise to criminal liability with respect to the Indemnified Party. No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the prior written consent of the Indemnifying Party.

(4) Notwithstanding anything set forth in this Section 10.2(d), but subject to Section 10.2(d)(ii)(3), American shall have the sole right to control, defend, settle, compromise or prosecute in any manner (i) any audit, examination, investigation, hearing, settlement conference or other proceeding relating to American’s Taxes and (ii) any Covered Claim.

Section 10.3 REIT Requirements. Notwithstanding the foregoing, in the event that counsel or independent accountants for American determine that there exists a material risk that any amounts due to American pursuant to this Agreement would be treated as Nonqualifying Income upon the payment of such amounts to American, the amount paid to American pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to American in such year without causing American to fail to meet the REIT Requirements for such year, determined as if the payment of such amount were Nonqualifying Income, as determined by such counsel or independent accountants to American. If the amount payable for any tax year under the preceding sentence is less than the amount which the Transferors or such other party would otherwise be obligated to pay to American pursuant to this Agreement (the “Expense Amount”), then: (1) the Transferors or such other party shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement acceptable to American and shall not release any portion thereof to American, and American shall not be entitled to any such amount, unless and until American delivers to the Transferors or such other party, at the sole option of American, (i) an opinion of American’s Tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter from American’s independent accountants stating the maximum amount that can be paid at that time to American without causing American to fail to meet the REIT Requirements for any relevant taxable year or (iii) a private letter ruling issued by the IRS to American stating that the receipt of any Expense Amount hereunder will not cause American to fail to satisfy the REIT Requirements (collectively with the opinion and accountant’s letter above, a “Release Document”); and (2) pending the delivery of a Release Document by American to the Transferors or such other party, American shall have the right, but not the obligation, to borrow the Expense Amount from the Escrow Account pursuant to a loan agreement acceptable to American provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of American or any guarantor of American, at the time of such loan and (B) a 15-year maturity with no periodic amortization. This Section 10.3 shall not apply, and any amount due to American shall be paid to American or released from the Escrow Account, if and for so long as American ceases to be treated as a REIT for United States federal income tax purposes. American shall pay any escrow fees, fees of counsel to escrow agent or the Transferors to establish, maintain or terminate the Escrow Account or in connection with any loan agreement for American to borrow funds from the Escrow Account and any other fees and expenses incurred by the Transferors incident to the Escrow Account.

Section 10.4 Limitations on Indemnification.

(a) No amount of Damages shall be payable pursuant to Section 10.2(a)(i) to any Transferors Indemnified Party unless the aggregate amount of all Damages that are indemnifiable pursuant to Section 10.2(a)(i) exceeds $375,000 (the “Basket”), upon which only the aggregate amount of all Damages in excess of the Basket amount shall be recoverable in accordance with the terms hereof. For the avoidance of doubt, the Basket shall be calculated in the aggregate with respect to all Indemnity Claims made by the Transferors Indemnified Parties pursuant to Section 10.2(a)(i) and not separately.

(b) No amount of Damages shall be payable pursuant to Section 10.2(b)(i) to any American Indemnified Party unless the aggregate amount of all Damages that are indemnifiable pursuant to Section 10.2(b)(i) exceeds the Basket, upon which only the aggregate amount of all Damages in excess of the Basket amount shall be recoverable in accordance with the terms hereof. For the avoidance of doubt, the Basket shall be calculated in the aggregate with respect to all Indemnity Claims made by the American Indemnified Parties pursuant to Section 10.2(b)(i) and not separately.

(c) In no event shall the aggregate amount of Damages for which the Transferors Indemnified Parties shall be entitled to indemnification pursuant to Section 10.2(a)(i) exceed $4 million (the “Cap”); provided, however, that the Cap shall be reduced to (i) $3 million for Indemnity Claims made after the 90th day following the Closing, (ii) $2 million for Indemnity Claims made after the 180th day following the Closing and (iii) $1 million for Indemnity Claims made after the 270th day following the Closing. For the avoidance of doubt, (x) the applicable Cap in effect at the time of the delivery of a Claim Notice shall apply with respect to the matters set forth therein and (y) the Cap shall be calculated in the aggregate with respect to all Indemnity Claims by the Transferors Indemnified Parties pursuant to Section 10.2(a)(i) and not separately. The Transferors Indemnified Parties shall have no right to indemnification under Section 10.2(a)(i) after the one year anniversary of the Closing Date, except with respect to Indemnity Claims already made on or prior to the one year anniversary of the Closing Date.

(d) In no event shall the aggregate amount of Damages for which the American Indemnified Parties shall be entitled to indemnification pursuant to Section 10.2(b)(i) exceed the Cap; provided, however, that the Cap shall be reduced to (i) $3 million for Indemnity Claims made after the 90th day following the Closing, (ii) $2 million for Indemnity Claims made after the 180th day following the Closing and (iii) $1 million for Indemnity Claims made after the 270th day following the Closing. For the avoidance of doubt, (x) the applicable Cap in effect at the time of the delivery of a Claim Notice shall apply with respect to the matters set forth therein and (y) the Cap shall be calculated in the aggregate with respect to all Indemnity Claims by the American Indemnified Parties pursuant to Section 10.2(b)(i) and not separately. American shall have no right to indemnification under Section 10.2(b)(i) after the one year anniversary of the Closing Date, except with respect to Indemnity Claims already made on or prior to the one year anniversary of the Closing Date.

(e) The amount of any Damages for which indemnification is provided under this Article X shall be reduced by any related recoveries actually recovered by the Indemnified Party under insurance policies of the Indemnifying Party or other related payments actually received from third parties other than, in the case of a Transferors Indemnified Party, another

Transferors Indemnified Party, and in the case of an American Indemnified Party, another American Indemnified Party. It is agreed that promptly after the realization of any such reductions of Damages pursuant hereto, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Damages for which the Indemnified Party was indemnified and paid prior to the realization of such reductions of Damages.

(f) For the avoidance of doubt, nothing in this Agreement shall give any Person a right to indemnification under this Agreement with respect to any Damages or Claims to the extent such Damages or Claims arise out of the performance or non-performance of any party under any Ancillary Agreement.

Section 10.5 Contribution. If the indemnification provided for in this Article X for any reason is held by a court of competent jurisdiction or by an arbitrator to be unavailable to an Indemnified Party in respect of any Damages arising from or relating to a Claim, then the Indemnifying Party, in lieu of indemnifying an Indemnified Party hereunder, shall, to the extent permitted by applicable Law, contribute to the amount paid or payable by the Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the action or inaction which resulted in such Damages, as well as any other relevant equitable considerations. The Indemnifying Party and the Indemnified Party agree that it would not be just and equitable if contribution pursuant to this Section 10.5 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence.

Section 10.6 Exclusivity. Except with respect to claims based on Section 11.8 (Remedies), fraud or willful misconduct, the rights of the Indemnified Parties under this Article X shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to any and all Damages or Claims relating to or arising out of or resulting from this Agreement.

Section 10.7 Insurance Coverage. Effective as of the Closing Date, American shall purchase a six-year prepaid “tail” policy for directors’ and officers’ liability insurance coverage for all Persons who are insured persons as of the Closing under American’s existing directors’ and officers’ liability and fiduciary liability insurance policies, in an amount not less than $15 million in aggregate coverage with respect to the “tail” policy purchased hereunder and that certain “tail” policy purchased by American pursuant to the Master Modification Agreement, and with terms and conditions that are substantially the same as those contained in the American’s existing directors’ and officers’ liability and fiduciary liability insurance policies that are in effect as of the date hereof (the “D&O Tail Policy”); provided, however, that in no event shall American be required to expend for the D&O Tail Policy and that certain “tail” policy purchased by American pursuant to the Master Modification Agreement an aggregate premium amount in excess of $600,000 and if the aggregate premiums of the D&O Tail Policy and the “tail” policy purchased pursuant to the Master Modification Agreement exceed such amount, American shall obtain a policy with the greatest coverage available for a cost not exceeding $600,000. Effective at the Closing, the Transferors shall be removed from American’s insurance policy and neither the Transferors nor American shall have any further obligations thereunder with respect to the Transferors.

Section 10.8 Subrogation. If an Indemnified Party recovers Damages from an Indemnifying Party under Section 10.2, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party, other than a third party with whom the Indemnified Party has a material business agreement or arrangement, with respect to such recovered Damages, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy.

Section 10.9 Taxes Effects. The amount of Damages for which indemnification is provided under this Article X shall take account of any after effect of Taxes realized by the Indemnified Party arising from the payment of such Damages when and as such Tax cost or benefit is actually realized through a reduction or increase in Taxes otherwise due.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Notices. All notices, requests or demands to be given under this Agreement from one Party to any other Party (collectively, “Notices” and individually a “Notice”) shall be in writing and shall be given by (i) personal delivery or (ii) overnight courier service for next Business Day delivery at the other Party’s address set forth below. Notices given by personal delivery (i.e., by the sending Party or messenger) shall be deemed given on the date of delivery. Notices given by overnight courier service shall be deemed given upon deposit with such overnight courier; provided that the deposit occurs prior to the deadline imposed by such service for overnight delivery, otherwise delivery shall be deemed to occur on the next succeeding Business Day. Notices given by telecopy or email transmission shall be deemed given on the date of transmission provided such transmission is completed by 5:00 p.m. central time on a Business Day, otherwise such delivery shall be deemed to occur on the next succeeding Business Day. If any Party’s address is a business, receipt, or the refusal to accept delivery, by a receptionist or by any person in the employ of such Party, shall be deemed actual receipt by the Party of Notices and rejected or refused delivery shall constitute valid delivery. “Business Day” shall mean any day other than Saturday, Sunday or any other day on which national banks are required or are authorized to be closed in Chicago, Illinois. Notices may be issued by an attorney for a Party and in such case such Notices shall be deemed given by such Party. The Parties’ addresses are as follows.

If to American, to:

Inland American Real Estate Trust, Inc.

c/o the Special Committee

2809 Butterfield Road

Oak Brook, Illinois 60523

Attention:  Paula Saban

                  Thomas F. Glavin

with a copy (which shall not constitute Notice) to:

Skadden, Arps, Slate, Meagher and Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attention:  Rodd M. Schreiber

Email: rodd.schreiber@skadden.com

Fax: (312) 407-8522

If to any Transferor or the Guarantor, to:

Inland American Holdco Management, LLC

2901 Butterfield Road

Oak Brook, Illinois 60523

Attention: Thomas A. Lithgow

with a copy (which shall not constitute Notice) to:

2901 Butterfield Road

Oak Brook, Illinois 60523

Attention:  Elliot Kamenear

and

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Attention:  S. Gregory Cope

Email: gcope@hunton.com

Fax: (804) 343-4833

A Party’s address for Notice may be changed from time to time by Notice given to the other Parties in the manner herein provided. The failure of any Party to give proper Notice shall not relieve any other Party of its obligations under this Agreement except to the extent that such Party is actually prejudiced by such failure to give proper Notice.

Section 11.2 Interpretation.

(a) For purposes of this Agreement, (i) the words “include,” “includes” and “including” and the words “such as” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Words in the singular form shall be construed to include the plural and vice versa as the circumstances require.

(b) The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

Section 11.3 Choice of Law; Venue. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Illinois, without regard to its conflicts or choice of law principles. The venue for any action brought with respect to any claims arising out of or under this Agreement shall be brought exclusively in the federal and state courts in Cook County, Illinois and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts.

Section 11.4 Waiver of Jury Trial. Each of the Parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the Remaining Self-Management Transactions.

Section 11.5 Entire Agreement. The Remaining Self-Management Agreements and this Agreement and the Exhibits, Schedules, American Disclosure Schedules and Transferors Disclosure Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among the Parties, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

Section 11.6 Amendment. This Agreement may not be amended except by an instrument in writing signed by American and the Transferors in compliance with applicable Law.

Section 11.7 Waiver.

(a) American may (i) extend the time for the performance of any of the obligations or other acts of the Transferors hereunder, (ii) waive any inaccuracies in the representations and warranties of such Persons contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein to be complied with or satisfied by the Transferors. Any agreement on the part of American to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of American.

(b) The Transferors or any of them may (i) extend the time for the performance of any of the obligations or other acts of American hereunder, (ii) waive any inaccuracies in the representations and warranties of American contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein to be complied with or satisfied by American. Any agreement on the part of the Transferors or any of them to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the applicable Transferors.

(c) Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

Section 11.8 Remedies. Each Party acknowledges and agrees that the other Parties will be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. The Parties agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them at law or in equity, each of them shall be entitled to the fullest extent permitted by applicable Law to an injunction restraining such breach, violation or default and to other equitable relief, including specific performance, with a bond or other form of security not being required and specifically waived by the Parties.

Section 11.9 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, void or unenforceable in any respect, in any particular jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity, illegality or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Law, the Parties hereto waive any provision of Law which prohibits or renders void or unenforceable any provision hereof.

Section 11.10 Relationship of the Parties. American is not a partner or joint venturer with any of the Transferors, and nothing in this Agreement or the Remaining Self-Management Agreements shall be construed to make them such partners or joint venturers or impose any Liability as such on them.

Section 11.11 Further Assurances. The Parties shall use their commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other Party may reasonably request in order to carry out the intent and purposes of the Remaining Self-Management Agreements and the consummation of the Remaining Self-Management Transactions. Without the consent of American or Holdco, as applicable, neither Party shall take any voluntary action or actions, or fail to take any action or actions, in each case, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed under this Agreement or any Ancillary Agreement with respect to the Remaining Self-Management Transactions, including the consummation thereof.

Section 11.12 Parties in Interest; No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to (a) confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) create any agreement of employment with any Person or (c) otherwise create any third party beneficiary hereto.

Section 11.13 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their successors and assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any Party hereto without, (x) in the case of an assignment by American, the written consent of Holdco (which shall have the sole and exclusive authority to act for and on behalf of the Transferors with respect to this clause (x) of Section 11.13) and (y) in the case of an assignment by any of the Transferors, the written consent of the other Parties, as the case may be, and any assignment in violation of this Section 11.13 shall be void ab initio. Notwithstanding the foregoing and anything to the contrary in this Agreement, American may assign, transfer or delegate this Agreement or its rights, interests, obligations or assets acquired hereunder to any of its Affiliates, in whole or in part, without the prior consent of any other Party but only upon Notice to the other Parties and that American shall continue to be liable and fully responsible for all representations, warranties and obligations of American in this Agreement, including indemnification hereunder. If American assigns, transfers or delegates this Agreement or its rights, interests, obligations or assets acquired hereunder to an Affiliate, such Affiliate shall not further transfer this Agreement or any rights, interests, obligations or assets acquired hereunder (unless such transfer is to another Affiliate of American) without the prior consent of the other Parties hereto. For the avoidance of doubt, no Party hereto shall have the right to assign any Indemnity Claim hereunder.

Section 11.14 No Presumption Against Drafter. Each of the Parties has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the Parties, and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.15 Disclaimer. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of such Parties (and, as applicable, the Transferors Indemnified Parties and the American Indemnified Parties). Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.7 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of such Parties. Consequently, Persons other than the Parties (and, as applicable, the Transferors Indemnified Parties and the American Indemnified Parties) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement, the Closing Date or as of any other date.

Section 11.16 Counterparts. This Agreement may be executed with counterpart signature pages or in multiple counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

Section 11.17 Guaranty. The Guarantor irrevocably guarantees each and every obligation and Liability of the Transferors hereunder, including the Transferors’ indemnity obligations hereunder, and the full and timely performance of the Transferors’ obligations under this Agreement. This is a guarantee of payment and performance, and not merely of collection, and the Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of the Transferors’ obligations or Liabilities under this Agreement, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. The Guarantor hereby waives, for the benefit of American, (a) any right to require American, as a condition of payment or performance by the Guarantor, to proceed against the Transferors or pursue any other remedies whatsoever and (b) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the Liability of or exonerate guarantors or sureties. The Guarantor understands that American is relying on this guarantee in entering into this Agreement. The Guarantor has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by the Guarantor of this Agreement has been duly authorized by all necessary corporate action and no other proceedings are necessary to authorize the execution and delivery of this Agreement. This Agreement, when executed and delivered by the Guarantor, will be duly and validly executed and delivered by the Guarantor and will constitute a legal, valid and binding agreement, enforceable against the Guarantor in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles. The foregoing guarantee shall expire upon the second anniversary of the Closing Date; provided, however, the foregoing guarantee shall not expire with respect to Claims for which any Inland Party or the Guarantor has received a Claim Notice on or prior to the second anniversary of the Closing Date by American against any Inland Party or the Guarantor to enforce obligations hereunder until any such Claims are resolved by binding settlement among the parties thereto or final non-appealable order by a court of competent jurisdiction.

Section 11.18 Incorporation of Recitals. The Recitals set forth above are hereby incorporated herein by reference thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Asset Acquisition Agreement to be signed by their respective officers or directors as of the date first written above by their respective officers or directors thereunto duly authorized.

INLAND AMERICAN REAL ESTATE TRUST, INC., a Maryland corporation

By:	/s/ Paula Saban
Paula Saban
Director and Member of the Special Committee

[Signature Page to Asset Acquisition Agreement]

INLAND AMERICAN HOLDCO MANAGEMENT LLC, a Delaware limited liability company

By:	/s/ Thomas A. Lithgow
Thomas A. Lithgow
President

[Signature Page to Asset Acquisition Agreement]

INLAND AMERICAN RETAIL MANAGEMENT LLC, a Delaware limited liability company

By:	/s/ Thomas A. Lithgow
Thomas A. Lithgow
President

[Signature Page to Asset Acquisition Agreement]

INLAND AMERICAN OFFICE MANAGEMENT LLC, a Delaware limited liability company

By:	/s/ Thomas A. Lithgow
Thomas A. Lithgow
President

[Signature Page to Asset Acquisition Agreement]

INLAND AMERICAN INDUSTRIAL MANAGEMENT LLC, a Delaware limited liability company

By:	/s/ Thomas A. Lithgow
Thomas A. Lithgow
President

[Signature Page to Asset Acquisition Agreement]

EAGLE I FINANCIAL CORP., a Nevada corporation (solely with respect to Section 11.17)

By:	/s/ David M. Benjamin
David M. Benjamin
Vice President

[Signature Page to Asset Acquisition Agreement]